AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
BLUE HOLDINGS, INC.

Pursuant to Section 78.195 of the General Corporation Law
of the State of Nevada

Blue Holdings, Inc., a Nevada corporation (hereinafter called the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.195 of the General Corporation Law of the State of Nevada, the Board of Directors has duly adopted the following resolutions:

RESOLVED, that the Corporation previously filed with the Secretary of State of the State of Nevada on November 14, 2007 a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation (the “Original Certificate of Designations”);

RESOLVED FURTHER, that, pursuant to the Articles of Incorporation (which authorizes 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”)), the Board of Directors hereby amends and restates the Original Certificate of Designations to amend and restate the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series A Convertible Preferred Stock on the following terms and with the provisions herein set forth:

(1)  Designation and Number of Shares. Of the 5,000,000 shares of Preferred Stock authorized pursuant to the Fourth Article of the Corporation's Articles of Incorporation, 1,000,000 shares are hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(2)  Par Value. Each share of Series A Preferred stock will have a par value of $0.001 per share.

(3)  Dividends.

(a) Dividend Accrual. The holder of record of each share of Series A Preferred Stock of the Corporation (a “Holder”) shall be entitled to receive a cumulative share dividend (a “Dividend”) equal to the Dividend Rate (as defined below), payable only when, as and if declared by the Board of Directors. Such dividends will accrue and accumulate annually whether or not they have been declared. The “Dividend Rate” shall mean six percent (6%) of the Purchase Price. For purposes of this Certificate of Designations, the “Purchase Price” for each share of Series A Preferred Stock shall be $2.681682 per share.

(b) Further Dividends. After payment of any such Dividends, and subject to the rights of any series of Preferred Stock with preference or priority over or on a parity with the Common Stock or Series A Preferred Stock with respect to the right to receive any dividends, any additional dividends shall be distributed among all holders of Common Stock pro rata.

(c) Dividend Payment.

(i) No Dividend distribution shall be made with respect to accrued or declared but unpaid dividends on any Series A Preferred Stock unless and until such shares are (i) converted to Common Stock pursuant to Section 6, or (ii) delivered in a Liquidation Event.

(ii) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of its Common Stock until all Dividends declared and unpaid with respect to the Series A Preferred Stock have been paid.

(ii) Notwithstanding any provision to the contrary set forth in this Certificate of Designations, no payment shall be made with respect to declared but unpaid Dividends on any Series A Preferred Stock that are converted into Common Stock.

(4) Liquidation.

(a)  Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), subject to the rights of any other series of Preferred Stock that are in existence or may, from time to time, come into existence, the cash and other assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A Preferred Stock, prior to any amount being distributed to or among the holders of common stock, $0.001 par value per share, of the Corporation (the “Common Stock”), such that for each share of Series A Preferred Stock, a holder of Series A Preferred Stock shall be entitled to receive an amount equal to the Purchase Price, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid Dividends on each such share (pursuant to Section 3(a)) (the “Liquidation Preference”). The cash value of any remaining cash and other distributable property that is available for distribution to the holders of equity of the Corporation (after payment of the Liquidation Preference to the Series A Preferred Stock and any other liquidation preference amount to any other class of equity securities of the Corporation) shall be distributed among among all holders of Common Stock pro rata.

(b) Merger; Sale. The following events shall be deemed to constitute a Liquidation Event under this Section 4: (i) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or (ii) the acquisition of the Corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which shares of capital stock of the Corporation are converted into cash, securities or other property of the acquiring entity or any of its affiliates and which results in the holders of voting securities (excluding shares of the surviving entity held by holders of the capital stock of the Corporation acquired by means other than the exchange or conversion of the capital stock of the Corporation for shares of the surviving entity) of the Corporation immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially owning, directly or indirectly, less than a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or sale of assets (any of the foregoing transactions, a “Deemed Liquidation Event ”).

(c) Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value shall be deemed its fair market value as determined in good faith by the Board; provided, however, that if the consideration consists of securities, the fair market value of such securities shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(d)  Alternative Amount. Notwithstanding Section 4(a) above, each holder of Series A Preferred Stock shall have the right to elect the conversion benefits of the provisions of Section 6 or other applicable conversion provisions in lieu of receiving the Liquidation Preference pursuant to Section 4(a).

(5)  Redemption. The Series A Preferred Stock does not have any redemption rights.

(6)  Conversion.

(a)  Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Purchase Price plus all accrued but unpaid Dividends on each such share (pursuant to Section 3(a), by (ii) the Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such quotient is referred to as the “Conversion Rate”). The initial “Conversion Price” per share for the Series A Preferred Stock shall be $0.58 and shall be subject to adjustment as set forth in Section 6(d). For the avoidance of doubt, the Conversion Price represents the consolidated closing bid price for a share of the Common Stock prior to the signing of the definitive agreement applicable to the transaction pursuant to which each Holder acquired their shares of Series A Preferred Stock.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred Stock.

(c) Mechanics of Conversion. Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series A Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the shares of Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d)  Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a conversion shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends - Recapitalization, Reclassification, Split-Ups. If, prior to the date of a conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a stock split, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the conversion of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Aggregation of Shares. If prior to the date of conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of the Series A Preferred Stock shall have the right thereafter (unless otherwise converted) to receive upon the conversion of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(iv) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(7)  Voting Rights. The holders of record of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a)   Those voting rights required by applicable law and as provided in Section (12) hereof;

(b)   The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each share of Series A Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable in a conversion based on the then applicable Conversion Rate; and

(c)   Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth in this Section 7(c).

(8)  No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(9)  No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(10)  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(11)  Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(12)  Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class: (i) amend, alter or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock, as set forth herein, in a manner adverse to the holders thereof; (ii) create, issue, or obligate itself to issue any new class or series of stock or any other equity security (including any security convertible into or exercisable for any equity security) ranking senior to the Series A Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences; (iii) reclassify any existing class or series of outstanding shares into a class or series of stock or any other equity security (including any security convertible into or exercisable for any equity security) ranking senior to, or on a parity with, the Series A Preferred Stock as to dividend rights, redemption rights, conversion rights or liquidation preferences; or (iv) amend its Certificate of Incorporation or Bylaws in any manner that adversely affects the preferences, privileges, restrictions or other rights of the holders of Series A Preferred Stock.

(13)  Return of Status as Authorized Shares. Upon a conversion or any other redemption or extinguishment of the Series A Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

RESOLVED FURTHER, that the statements contained in the foregoing resolutions amending and restating the terms applicable to the said Series A Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series A Convertible Preferred Stock on this 28th day of November, 2007.

BLUE HOLDINGS, INC.

By: /s/ Glenn Palmer
Name: Glenn Palmer
Title: Chief Executive Officer